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                                                                   Exhibit 12.01

Exhibit 12.01 - Statement Re: Computation of Earnings to Fixed Charges

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
                                                                                 Year Ended December 31,
                                                    ------------------------------------------------------------------------------
                                                          2000              1999          1998           1997            1996
                                                    ----------------    -----------    -----------    -----------    --------------
                                                                                    (in thousands)
Fixed charges:
  Interest expense, including amortization
    of debt expense                                  $    192,279         $  49,035      $  17,746      $    699       $    107

  Assumed interest element included
    in rent expense                                        12,360             3,796          1,111           353             50
                                                     ------------         ---------      ---------      --------       --------
  Total fixed charges                                $    204,639         $  52,831      $  18,857      $  1,052       $    157

Earnings (loss):

  Net income (loss) before provision
      for income taxes                               $   (255,588)        $(130,323)     $ (67,316)     $(25,298)      $ (4,133)
  Fixed charges per above                                 204,639            52,831         18,857         1,052            157
                                                     ------------         ---------      ---------      --------       --------
  Total earnings (loss)                              $    (50,949)        $ (77,492)     $ (48,459)     $(24,246)      $ (3,976)

Ratio of earnings to fixed charges                              -                 -              -             -              -
                                                     ============         =========      =========      ========       ========

Deficiency of earnings available to cover
  fixed charges                                      $   (255,588)        $(130,323)     $ (67,316)     $(25,298)      $ (4,133)
                                                     ============         =========      =========      ========       ========
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